Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 23, 2019	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 3, 2019 was $16.4 million, or $0.34 per share ($0.34 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended August 3, 2019 increased 1.4 percent to $203.8 million from net sales of $201.1 million for the prior year 13-week fiscal quarter ended August 4, 2018. Comparable store net sales for the 13-week period ended August 3, 2019 increased 1.8 percent from comparable store net sales for the prior year 13-week period ended August 4, 2018. Online sales increased 9.2 percent to $23.1 million for the 13-week period ended August 3, 2019, compared to net sales of $21.2 million for the 13-week period ended August 4, 2018.

Net sales for the 26-week fiscal period ended August 3, 2019 decreased 0.2 percent to $405.1 million from net sales of $406.0 million for the prior year 26-week fiscal period ended August 4, 2018. Comparable store net sales for the 26-week period ended August 3, 2019 increased 0.3 percent from comparable store net sales for the prior year 26-week period ended August 4, 2018. Online sales increased 7.3 percent to $47.5 million for the 26-week period ended August 3, 2019, compared to net sales of $44.3 million for the 26-week period ended August 4, 2018.

Net income for the second quarter of fiscal 2019 was $16.4 million, or $0.34 per share ($0.34 per share on a diluted basis), compared with $15.7 million, or $0.32 per share ($0.32 per share on a diluted basis) for the second quarter of fiscal 2018.

Net income for the 26-week fiscal period ended August 3, 2019 was $31.5 million, or $0.65 per share ($0.65 per share on a diluted basis), compared with $34.0 million, or $0.70 per share ($0.70 per share on a diluted basis) for the 26-week period ended August 4, 2018.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1059 for domestic calls or (612) 332-0107 for international calls and reference the conference code 470702. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EDT by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 470702.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 449 retail stores in 42 states. As of the end of the fiscal quarter, it operated 449 stores in 42 states compared with 455 stores in 43 states at the end of the second quarter of fiscal 2018.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018

SALES, Net of returns and allowances	$203,817	$201,080	$405,130	$405,977

COST OF SALES (Including buying, distribution, and occupancy costs)	125,120	122,149	249,780	247,355

Gross profit	78,697	78,931	155,350	158,622

OPERATING EXPENSES:
Selling	48,535	47,896	95,144	93,749
General and administrative	10,560	10,874	21,870	21,452
	59,095	58,770	117,014	115,201

INCOME FROM OPERATIONS	19,602	20,161	38,336	43,421

OTHER INCOME, Net	2,086	972	3,341	2,459

INCOME BEFORE INCOME TAXES	21,688	21,133	41,677	45,880

PROVISION FOR INCOME TAXES	5,314	5,474	10,211	11,883

NET INCOME	$16,374	$15,659	$31,466	$33,997

EARNINGS PER SHARE:
Basic	$0.34	$0.32	$0.65	$0.70

Diluted	$0.34	$0.32	$0.65	$0.70

Basic weighted average shares	48,550	48,379	48,551	48,379
Diluted weighted average shares	48,760	48,592	48,747	48,571

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	August 3, 2019	February 2, 2019 (1)	August 4, 2018

CURRENT ASSETS:
Cash and cash equivalents	$178,041	$168,471	$168,949
Short-term investments	52,051	51,546	51,600
Receivables	11,206	7,089	12,105
Inventory	129,068	125,190	127,899
Prepaid expenses and other assets	21,059	18,136	18,855
Total current assets	391,425	370,432	379,408

PROPERTY AND EQUIPMENT	453,416	452,187	460,367
Less accumulated depreciation and amortization	(331,285)	(321,505)	(319,141)
	122,131	130,682	141,226

OPERATING LEASE RIGHT-OF-USE ASSETS	335,448	—	—
LONG-TERM INVESTMENTS	15,477	18,745	17,300
OTHER ASSETS	7,952	7,443	7,158

Total assets	$872,433	$527,302	$545,092

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$42,531	$29,008	$46,217
Accrued employee compensation	11,512	21,452	11,852
Accrued store operating expenses	23,268	17,982	21,289
Gift certificates redeemable	13,305	16,634	14,103
Current portion of operating lease liabilities	75,992	—	—
Income taxes payable	—	5,142	—
Total current liabilities	166,608	90,218	93,461

DEFERRED COMPENSATION	14,984	13,978	15,784
NON-CURRENT OPERATING LEASE LIABILITIES	287,648	—	—
DEFERRED RENT LIABILITY	—	29,229	31,740
Total liabilities	469,240	133,425	140,985

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,223,811 shares at August 3, 2019, 49,017,395 shares at February 2, 2019, and 49,018,195 shares at August 4, 2018	492	490	490
Additional paid-in capital	151,027	148,564	147,173
Retained earnings	251,674	244,823	256,444
Total stockholders’ equity	403,193	393,877	404,107

Total liabilities and stockholders’ equity	$872,433	$527,302	$545,092

(1) Derived from audited financial statements.